Bernzott Capital Advisors

Code of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Bernzott Capital Advisors and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Bernzott Capital Advisors and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest.  The Code is based upon the principle that Bernzott Capital Advisors and its employees owe a fiduciary duty to Bernzott Capital Advisors' clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Bernzott Capital Advisors continue to be applied.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.  The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Bernzott Capital Advisors and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that the Bernzott Capital Advisors has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Bernzott Capital Advisors and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Bernzott Capital Advisors expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Bernzott Capital Advisors.  Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Bernzott Capital Advisors.   Bernzott Capital Advisors' reputation for fair and honest dealing with its clients has taken considerable time to build.  This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of Hans Walsh, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Bernzott Capital Advisors.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for employees of Bernzott Capital Advisors in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Hans Walsh.  Hans Walsh may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Hans Walsh will periodically report to senior management/board of directors of Bernzott Capital Advisors to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

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“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	'Fund' means an investment company registered under the Investment Company Act.
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'Reportable fund' means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

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“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Bernzott Capital Advisors or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless  Bernzott Capital Advisors or a control affiliate acts as the  investment adviser or principal underwriter for the fund.

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“Supervised person” means directors, officers and partners of Bernzott Capital Advisors (or other persons occupying a similar status or performing similar functions); employees of Bernzott Capital Advisors; and any other person who provides advice on behalf of Bernzott Capital Advisors and is subject to Bernzott Capital Advisors' supervision and control.

Standards of Business Conduct

Bernzott Capital Advisors places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct set forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all Bernzott Capital Advisors' supervised persons as defined herein.  These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Bernzott Capital Advisors or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Bernzott Capital Advisors to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, supervised persons and Bernzott Capital Advisors may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Bernzott Capital Advisors and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify Hans Walsh immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as private accounts managed by Bernzott Capital Advisors), while in the possession of material, nonpublic information, nor may any personnel of Bernzott Capital Advisors communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to Hans Walsh.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Bernzott Capital Advisors' securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including private accounts managed by Bernzott Capital Advisors (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Hans Walsh.
•	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to Hans Walsh.
•	After Hans Walsh has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Hans Walsh before taking any action.  This high degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Bernzott Capital Advisors or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Bernzott Capital Advisors must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact Hans Walsh immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Supervised persons of Bernzott Capital Advisors and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Bernzott Capital Advisors does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Hans Walsh may place certain securities on a “restricted list.”  Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.  Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  Hans Walsh shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

See the "Insider Trading" section of BCA's Policies and Procedures Manual for additional information.

Personal Securities Transactions

General Policy

Bernzott Capital Advisors has adopted the following principles governing personal investment activities by Bernzott Capital Advisors' supervised persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Supervised persons must not take inappropriate advantage of their positions.

In order to uphold these principals BCA has imposed specific requirements related to each covered person's personal trading and investment activity. Approval may be refused for any proposed trade by an employee that:

•	Is otherwise prohibited under any internal policies of the Adviser (such as BCA's policy and procedures to detect and prevent insider trading)
•	Breaches the employee's fiduciary duty to any client/investor
•	Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended
•	Creates an appearance of impropriety

Employees may buy or sell securities for their own account identical to those bought or sold for clients, but shall not prefer their own interest to that of any client. It is our policy that no employee may execute any transaction prior to a transaction being executed for a client.

Bernzott Capital does not engage in "short-swing" trading or market timing.

To ensure that our employees engage in personal trading that is appropriate in view of the requirements described above, we require that all personal accounts, including those of dependents, spouse, individuals in the same household, and all others under the direct or indirect influence or control of an employee be custodied at Fidelity and coded to BCA's G number for daily ACD download. The permitted exceptions to this rule are employees Health Savings Accounts (HSA) that are currently custidied at TDAmeritrade, any spouse account that is part of their employer's profit sharing plan and TreasuryDirect accounts.

To determine whether BCA covered persons have complied with the rules described above (and to detect possible insider trading), the CCO or Assistant Compliance Officer shall monitor all daily activity reports with particular attention to employee and related party accounts. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest violations of this policy or potential front running, scalping, or other practices that constitute or could appear to involve abuses of covered persons' positions. Evidence of the review will be an officers initials (normally the CCO or ACO's) on Moxy-generated trade tickets or aggregate trading reports for all employee and related party accounts. Records of employee and related party accounts and holdings, and any and all reports of action taken as a result of the ongoing review of such accounts by the Chief Complaince Officer, shall be retained indefinitely.

Pre-Clearance Required for Participation in IPOs, Private or Limited Offerings

BCA does not purchase IPOs, limited offerings or private placements for client portfolios.  No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering, limited offering or private placement for his or her account, as defined herein, without the prior written approval of Hans Walsh (or the CEO in cases where the CCO is requesting to acquire beneficial ownership) who has been provided with full details of the proposed transaction and, if approved, will be subject to continuous monitoring for possible future conflicts.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;
•	any contemplated transaction by such person in such securities;
•	any position with such issuer or its affiliates; and
•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

See the "Trading" section of BCA's Policies and Procedures Manual for more specific guidance.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.  Bernzott Capital Advisors has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Bernzott Capital Advisors' policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
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Supervised persons should not accept or provide any gifts or favors  that might influence the decisions you or the recipient must make in business transactions involving Bernzott Capital Advisors, or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.  Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Bernzott Capital Advisors must obtain consent from Hans Walsh before accepting such gift.  Employees will be prohibited from giving or receiving gifts to or from any clients, service providers, vendors, brokers, etc. that would reasonably could be expected to compromise their own or anothers independence and objectivity.

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This gift reporting requirement is for the purpose of helping Bernzott Capital Advisors monitor the activities of its employees so that BCA can make an independent determination about the extent to which the gift may affect the employees independence and objectivity.

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The reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code.  If you have any questions or concerns about the appropriateness of any gift, please consult Hans Walsh.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Bernzott Capital Advisors, the firm gains access to non-public information about its clients.  Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Bernzott Capital Advisors to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information').  All Confidential Client Information, whether relating to Bernzott Capital Advisors' current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Bernzott Capital Advisors' clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction.  Bernzott Capital Advisors does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  Bernzott Capital Advisors will require that any financial intermediary, agent or other service provider utilized by Bernzott Capital Advisors (such as broker-dealers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Bernzott Capital Advisors only for the performance of the specific service requested by Bernzott Capital Advisors;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Bernzott Capital Advisors, or as otherwise required by any applicable law.  In the event Bernzott Capital Advisors is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy.  If no protective order or other appropriate remedy is obtained, Bernzott Capital Advisors shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Bernzott Capital Advisors, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Bernzott Capital Advisors' services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Bernzott Capital Advisors, must return all such documents to Bernzott Capital Advisors.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Bernzott Capital Advisors enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Bernzott Capital Advisors' services to clients;
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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities should strive to keep such information in secure electronic format.  If for some reason this information can not be stored electronically, it must be kept in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•	All employees will use password-activated screen savers to lock workstation computers when it remains dormant for an excessive period of time.
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With respect to remote access to our network, employees must maintain proper password protection on their home and laptop computers. Our privacy policies and procedures extend to employee's homes or any other location from which they access our network.  Employees will protect physical access to their remote locations from unauthorized persons.

•	Non-public client data will not be saved on laptops or other hardware outside of our BCA servers.
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When no longer needed, any written material containing CCI shall be destroyed by shredding. Shredders are located in the office for this purpose. Hard drives, CDs, backup tapes and the like shall be overwritten for reuse or destroyed approrpiately at the end of their useful life.

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BCA utilizes an "End of Day Checklist" to be initialed daily by the last employee leaving the office. Items on the checklist include ensuring: Safe is locked; No sensitive client data left in the open; All computer terminals locked or off; Alarm set and all doors locked.

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

•	The BCA CCO will conduct periodic employee training on the protection of CCI and non-public customer data.

In the case of a breach in the security of non-public client data it is important that BCA is prepared to take appropriate steps to regain the security and preserve confidentiality and integrity of client information. BCA's CCO is responsible for coordinating and implementing the response plan.  If a breach or comprimise of data does occur we will take immediate action to secure any information that has or may have been comprimised, preserve and review files or programs that may reveal how the breach occurred, and if feasible and appropriate, bring in security professionals to help assess the breach as soon as possible. This may require contacting legal counsel to understand what our legal obligations are.

Privacy Policy

As a registered investment adviser, Bernzott Capital Advisors and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients.  'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.  Pursuant to Regulation S-P Bernzott Capital Advisors has adopted policies and procedures to safeguard the information of natural person clients.  Clients are informed of the firm's privacy policies and procedures through notices given at the time of account opening and annually thereafter.  Employees are also informed of BCA's privacy policies and procedures at the time of hiring and annually thereafter.

Enforcement and Review of Confidentiality and Privacy Policies

Hans Walsh is responsible for reviewing, maintaining and enforcing Bernzott Capital Advisors' confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  Any exceptions to this policy requires the written approval of Hans Walsh.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Hans Walsh or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Bernzott Capital Advisors' clients.  Where board service or an officer position is approved, Bernzott Capital Advisors shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance

BCA prohibits any associated person from engaging in personal investments activity except as permitted by the policies established in BCA's Policies and Procedures Manual and Code of Ethics. All employee personal trading activity must be approved in advance by a Compliance Officer.

The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to Hans Walsh which must contain the information described below.

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership  when the person becomes a supervised person;

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The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report

No later than January 31 each year, the CCO will download from BCA's system and/or the supervised person will provide an annual holdings report containing the same information required in the initial holdings report as described above.  The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

No later than thirty (30) days after the end of each calendar quarter the CCO will download and/or every supervised person must provide a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the supervised person.

4. Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Bernzott Capital Advisors holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if Bernzott Capital Advisors has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported.

5. Monitoring and Review of Personal Securities Transactions

Hans Walsh, or a designee, will monitor and review all reports required under the Code for compliance with Bernzott Capital Advisors' policies regarding personal securities transactions and applicable SEC rules and regulations.  Hans Walsh may also initiate inquiries of supervised persons regarding personal securities trading.  Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Bernzott Capital Advisors.  Any transactions for any accounts of Hans Walsh will be reviewed and approved by the ACO, or other designated supervisory person.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Hans Walsh that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Hans Walsh in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Hans Walsh that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Hans Walsh regarding any inquiries pertaining to the Code or the policies established herein.

Records

Hans Walsh shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
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A record of any violation of Bernzott Capital Advisors' Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Bernzott Capital Advisors;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
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A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Hans Walsh or an alternate designee all apparent violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Hans Walsh shall promptly report to senior management all apparent material violations of the Code.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.